Exhibit 24.1

November 15, 2013

Mrs. Catherine M. Reynolds

Mrs. Melissa M. Gleespen

Mr. Thomas J. Webb

CMS Energy Corporation

One Energy Plaza

Jackson, MI 49201

We hereby appoint each of you lawful attorney for each of us and in each of our names to sign and cause to be filed with the Securities and Exchange Commission registration statement(s) and/or any amendment(s) thereto, including post-effective amendment(s), to be accompanied in each case by a prospectus or supplemental prospectus and any necessary exhibits with respect to the issuance of up to 2,100,000 additional shares of the Corporation’s Common Stock, .01 par value, from time to time, pursuant to the provisions of the Performance Incentive Stock Plan of the Corporation.

Very truly yours,

/s/ D W Joos	/s/ Philip R Lochner
David W. Joos	Philip R. Lochner, Jr.

/s/ Jon E Barfield	/s/ M T Monahan
Jon E. Barfield	Michael T. Monahan

/s/ Kurt L Darrow	/s/ John Russell
Kurt L. Darrow	John G. Russell

/s/ Stephen Ewing	/s/ K. L. Way
Stephen E. Ewing	Kenneth L. Way

/s/ Richard M. Gabrys	/s/ Laura H. Wright
Richard M. Gabrys	Laura H. Wright

/s/ William D Harvey	/s/ John B. Yasinsky
William D. Harvey	John B. Yasinsky